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                                                                     EXHIBIT 5.1

                [BUXBAUM & CHAKMAK A LAW CORPORATION LETTERHEAD]

February 22, 2002



Norman Morales, President
Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, CA 91730

Dear Mr. Morales:

This opinion is furnished to you in connection with a registration statement on Form S-2 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by Vineyard National Bancorp ("Vineyard") for the registration of Convertible Subordinated Debentures ("Debentures") due June 30, 2008 in the total principal amount of $3,750,000 in units of $25,000 with interest on principal of 10% per annum, and 750,000 shares of Vineyard's common stock, no par value (the "Shares") issuable upon conversion of the Debentures (the Shares and Debentures are referred to together as the "Securities"). All of the Debentures and Shares are being registered on behalf of the holders of the Debentures.

We have acted as counsel for Vineyard in connection with the preparation and issuance of the Debentures. For purposes of our opinion, we have examined and relied upon the Trust Indenture, the Debenture form, the Debenture Transfer form, and such other documents as we have deemed necessary to render this opinion ("Debenture documents").

In rendering the opinions described below, we have relied upon the following specific assumptions which we believe to be true, the accuracy of which we have not independently verified:

        1. Any documents submitted to us as copies were conformed to the originals.





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        Norman Morales, President
        February 22, 2002

        Page 2



        2. The signatures on all documents executed by Vineyard were genuine. As to the documents executed by parties other than Vineyard, those documents were duly executed and delivered pursuant to appropriate authorization and those documents are enforceable against the other parties in accordance with their respective terms.

        Based upon the foregoing, we are of the opinion, under existing law, as follows:

        A. The Debentures being registered have been duly authorized, and are validly issued, fully paid and non-assessable. The Debentures constitute valid and binding obligations of Vineyard, enforceable against Vineyard in accordance with their terms.

        B. The shares of Vineyard's common stock when issued in compliance with the Debentures, will be duly authorized, validly issued, and fully paid and non-assessable.

The above opinions are limited to the matters stated and no opinion may be inferred or implied beyond the matters expressly stated. We have not undertaken any independent investigation to determine the accuracy of the factual representations, nor, the effect of federal bankruptcy laws and any limited inquiry undertaken by us during the preparation of this letter should not be regarded as such an investigation.

We are licensed to practice law only in the State of California. Except to the extent that we comment on the possible effect of federal securities laws, we are opining only as to the validity of the Securities under the laws of the State of California.

This opinion is rendered as of the date of this letter and we express no opinions as to circumstances or events that may occur subsequent to the date of this letter. We disclaim any undertaking to advise you of changes of law or fact which may affect our opinions as of any date after the date of this letter.

The undersigned, understands that this opinion is to be used in connection with the Registration Statement, and consents to the filing of this opinion as an exhibit to the Registration Statement, and to the use of his name in the related Prospectus under the caption "Validity of Securities".

Very truly yours,

BUXBAUM & CHAKMAK
A Law corporation



David A. Buxbaum
DAB/by